EXPENSE LIMITATION AGREEMENT

GUINNESS ATKINSON FUNDS

AGREEMENT, dated as of April 25, 2004, by and between GUINNESS ATKINSON FUNDS (the “Trust”), on behalf of its series as listed on Schedule A to this Agreement (each the “Fund”), and GUINNESS ATKINSON ASSET MANAGEMENT, LLC (the “Adviser”).

W I T N E S S E T H

WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, the Adviser is an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser; and

WHEREAS, the Adviser provides investment advisory services to the Funds pursuant to investment advisory agreements;

NOW, THEREFORE, the parties agree as follows:

The Adviser agrees to waive or reimburse annual fund operating expenses so as to limit each Fund’s expenses, as shown on Schedule A.

This Agreement shall be effective for the period shown on Schedule A and shall continue in effect from year to year thereafter upon mutual agreement of the Trust and the Adviser. This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement between the Adviser and the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

GUINNESS ATKINSON FUNDS

By:
Title

GUINNESS ATKINSON ASSET MANAGEMENT LLC.

By:
Title

Schedule A to the
Expense Limitation Agreement between
Guinness Atkinson Funds and Guinness Atkinson Asset Management, LLC

The Adviser has agreed to limit the total annual fund expenses of the following Funds, expressed as a percentage of each Fund’s average daily net assets, for the periods indicated.

Fund	Annual Expense Limitation	Expiration Date
Alternative Energy Fund	1.45%	June 30, 2007
Asia Focus Fund	1.98%	June 30, 2007
Asia-Pacific Dividend Fund	1.45%	June 30, 2007
China & Hong Kong Fund	1.98%	June 30, 2007
Global Energy Fund	1.45%	June 30, 2007
Global Innovators Fund	1.55%	June 30, 2007

Effective February 24, 2006.

Approved by the Board of Trustees of Guinness Atkinson Funds on February 24, 2006.